YOUR RESPONSE IS GREATLY NEEDED

February 12, 2016

Dear Valued Shareholder:

By now you likely have received a package or e-mail from Probabilities Fund containing information related to the special meeting of shareholders scheduled for February 26, 2016. On the meeting agenda is an important matter related to the operation of the Fund. After careful consideration, the Trust’s Board of Trustees unanimously recommends that shareholders vote “FOR” the proposal listed.

In order to conduct this important business for your Fund, we need your proxy vote.

Your vote is truly important as every share counts toward reaching the number of shares as is required to approve the business of this special meeting. Responses thus far have been overwhelmingly favorable; however, we need your help to secure the remaining shares needed. Please help us by taking a moment to cast a vote for your shares today.

Sincerely,

James P. Ash

Secretary

PS – More information regarding this special meeting and the proposal can be found in the proxy statement. If you would like another copy of the proxy statement or have proxy-related questions, please call 1-800-821-2794 for assistance. Representatives are available between the hours of 9:00 a.m. and 10:00 p.m. Eastern Time.

Here are three convenient methods for voting your proxy:

1.	Vote by Touch-tone Phone. You may cast your vote by telephone using an automated system by calling the toll-free number found on the enclosed proxy card.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on the enclosed proxy card and following the instructions on the website.

3.	Vote by Mail. You may cast your vote by signing, dating and mailing the enclosed proxy card(s) in the postage-prepaid return envelope provided.

17605 Wright Street, Omaha, NE 68130

OBO